Eternal Energy Corp. Reduces Its First Quarter 2008 Losses

Littleton, Colorado; August 12, 2008 - Eternal Energy Corp. (OTCBB:EERG; the “Company”) announced today that it has amended its first quarter 2008 Form 10-QSB to include restated financial statements for the period. The amended 10-QSB correctly states the Company’s accrued expenses as of March 31, 2008 and net loss for the period, which had been previously inadvertently overstated due to an accounting error.

Restated net losses for the three-month period ended March 31, 2008 totalled $232,718, compared to previously reported losses of $358,712, an improvement of $125,994. The restatement does not result in a change to net loss per share for the first quarter of 2008 from what was previously reported.

As of March 31, 2008, the Company had restated accrued expenses totalling $179,434, compared to $292,324 as previously reported.

In Management’s view, the restated financial statements present a true and accurate picture of the Company’s financial position and results of operations as of and for the three-month period ending March 31, 2008.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas. The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor”' for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

CONTACT:	Kirk Stingley Chief Financial Officer Eternal Energy Corp. 303-798-5235